Cirrus Logic to Acquire Wolfson Microelectronics

April 29, 2014

CIRRUS LOGIC

Disclaimer

In this document, "presentation" shall mean and include the document that follows, any oral briefing and any question-and-answer session in connection with it. By attending or reading the presentation, you will be deemed to have agreed to the obligations and restrictions set out below.

This document is being made available only to persons who fall within the exemptions contained in Article 19 and Article 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 and persons who are otherwise permitted by law to receive it. This document is not available to, and must not be relied upon, by any other person.

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This presentation relates to the acquisition by Cirrus Logic of the shares of Wolfson Microelectronics, a Scottish company which is proposed to be effected by means of a scheme of arrangement under the laws of the United Kingdom (the "Acquisition"). Neither the proxy solicitation rules nor (unless implemented by means of a takeover offer) the tender offer rules under the US Securities Exchange Act of 1934, as amended, will apply to the Acquisition. Moreover, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom and under the United Kingdom Takeover Code to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. If Cirrus Logic exercises its right to implement the Acquisition by way of a takeover offer, the takeover offer will be made in compliance with applicable US securities laws and regulations.

The information contained herein does not, and will not, form any part of a contract or offer for sale. Furthermore it does not constitute an offer capable of acceptance and no binding commitment may be entered into on the basis of the information contained herein. No investment decision should be taken in relation to any matter discussed herein except in reliance upon the formal documentation relating to this transaction.

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Forward Looking Statements

Except for historical information contained herein, this presentation contains forward-looking statements, including statements related to the recommended transaction under which Cirrus Logic would acquire Wolfson (the "Acquisition"), the anticipated closing of the Acquisition; the effect of the Acquisition on our earnings per share; future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; business and management strategies and the expansion and growth of Cirrus Logic's or Wolfson's operations and potential synergies resulting from the Acquisition; and the effects of government regulation on Cirrus Logic's or Wolfson's business. In some cases, forward-looking statements are identified by words such as "expect," "anticipate," "target," "project," "believe," "goals," "opportunity," "estimates," "intend," and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risk of failing to complete the Acquisition and the risk of failing to successfully integrate Wolfson into the business and operations of Cirrus Logic following the Acquisition; and the risk factors listed in our Form 10-K for the year ended March 30, 2013, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information is as of the date of this presentation, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

No Offer or Solicitation

This presentation is not intended to and does not constitute or form part of an offer or invitation to purchase or otherwise acquire any securities or the solicitation of any vote or approval in any jurisdiction in contravention of applicable law.

Cirrus Logic to Acquire Wolfson Microelectronics

TRANSACTION

- £278M ($467M)[1] enterprise value[2]
- £2.35/share in cash
- Financed with existing cash on balance sheet and debt funding
- Expected to be accretive the first full quarter after closing[1]

SYNERGIES

- Combined scale and R&D resources to enhance competitive position in advanced audio solutions
- Anticipate $12M in ongoing annual cost savings within 12 months following completion

TIMING

- Expect to close in 2H 2014. Closing subject to:
  - Completion of scheme process, including Wolfson shareholder vote
  - Regulatory approvals

[1] GBP/USD foreign exchange rate of 1.68.
[2] Excluding the impact of one-time integration and acquisition related costs.

Strategic Rationale

- Accelerates Ability to Offer Complete Audio Solutions
- Strengthens Competitive Position
- Broadens and Diversifies Customer Base
- Expands Product Portfolio with MEMS Microphones & Enhanced Software Capabilities
- Enhances Scale and Global Presence
- Unites Engineering Driven Cultures
- Provides Meaningful Financial Benefits

Cirrus Logic & Wolfson at a Glance

CIRRUS LOGIC

- Headquartered in Austin, Texas
- Founded 1984, listed on NASDAQ: CRUS
- FY2014 revenue $714M
- 751 employees (as at 29 March 2014)

wolfson microelectronics

- Headquartered in Edinburgh, United Kingdom
- Founded 1984, listed on LSE: WLF
- CY2013 revenue $179M
- 437 employees (as at 29 Dec 2013)

Combined Company

- Provide best-in-class audio solutions across the audio signal chain from microphone to speaker
- Significant advantage of scale
- IP portfolio with over 1,200 issued/pending patents
- Diversified customer and revenue base
- Operations in North America, Europe, Asia and Australia

Broad Portfolio of Ultra Low Power Audio Products

Smartphone	Tablets	Mobile Accessories	Wearable Devices
			

MEMS Microphones → Audio CODECs → Audio DSP → Audio Amplifiers

Compelling Software Suite & Tools

In Summary

- Provides scale in revenue, as well as R&D with combined resources
- Accretive the first full quarter after closing
- Acquisition expands Cirrus Logic's global footprint and customer base while strengthening its competitive position
- Combined company offers innovative audio and voice processing solutions across the entire signal chain from microphone to speaker
- Best-in-class engineering resources enable the development of compelling products in markets that are expected to drive long-term revenue opportunities